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                                                                 Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-163371on Form N-14 (the "Registration Statement") of our report dated February 27, 2009, relating to the financial statements and financial highlights of Seligman Cash Management Fund, Inc. appearing in the Annual Report on Form N-CSR of RiverSource Government Money Market Fund, (formerly, Seligman Cash Management Fund, Inc.) for the year ended December 31, 2008, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information dated May 1, 2009, which is incorporated by reference in the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Registration Statement.


/s/ DELOITTE & TOUCHE LLP

New York, New York
January 22, 2010